Exhibit 99.1

Ideal Power Inc. Announces First Quarter 2015 Results

Management to Host Conference Call at 4:30 pm ET

AUSTIN, TX -- (Marketwired) -- 05/04/15 -- Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, today announced results for the three months ended March 31, 2015.

Key Q1 2015 and Subsequent Highlights:

•	Reported $1.2 million in Q1 product revenue, equaling product revenue for full year 2014.

•	Reported gross margins for Q1 2015 of 15%.

•	Signed a multi-year alliance with LG Chem, one of the world’s largest manufacturers of lithium-ion batteries, to offer paired and optimized Ideal Power power conversion systems (PCS) and LG Chem batteries to system integrators. This collaboration allows Ideal Power to leverage LG Chem’s extensive customer base and global reach.

•	Signed a multi-year alliance with Gexpro, LG Chem, and Geli. Under the alliance agreement, Gexpro will build and sell an integrated energy storage solution comprised of LG Chem batteries, Ideal Power PCS and Geli software controls expediting Gexpro’s entrance into the energy storage market with a compelling fully-integrated solution to meet customer demands.

•	Announced a technology alliance with Aquion Energy for its Aqueous Hybrid Ion (AHI™) sustainable saltwater batteries used to optimize solar energy storage for grid connected, off-grid and microgrid applications. Ideal Power’s PCS was tested and validated by Aquion for compatibility and results showed an excellent match for efficiency, reliability and performance optimization. This agreement further confirms Ideal Power’s PCS works with multiple battery chemistries.

•	Signed an agreement to supply PCS to ONEnergy Inc., an Ontario, Canada based retailer of electricity and natural gas. ONEnergy has a large installed base of commercial customers in the Northeastern United States and Canada with a focus on renewable energy and energy efficiency. The initial market for the agreement is Canada.

•	Received a multi-unit order from Green Charge Networks for inclusion in its Intelligent Energy Storage Solution used to reduce peak demand charges for several California School systems. The installations target $1.5 million in cumulative energy savings over the contract term.

•	Backlog of $1.9 million as of March 31, 2015.

"The first quarter was truly an inflection point in our business as we delivered strong revenue growth, achieved positive gross margins and signed several significant relationships. Our growing list of innovative technology partners and system integrators is laying the foundation for, and will drive, our longer term growth. Building on our previous announcements with Gexpro/Rexel and LG, an integrated energy storage system offering from Gexpro/Rexel brings a new system integrator to the space with truly global reach. Through our relationship with ONEnergy we will enter the Canadian market with an established player and expect to enter other international markets by the end of this year,” commented Dan Brdar, Chairman and CEO.

First Quarter 2015 Financial Results

•	First quarter 2015 product revenues were $1.2 million compared to $108,500 in Q1 2014 and $1.2 million for calendar 2014. Revenue consisted primarily of sales of our 30kW battery converter. The ARPA-E grant program was fully funded in 2014 and, as a result, 2015 revenues are expected to be entirely product related.

•	First quarter 2015 gross margins were 15% vs. negative margins of 37% for Q1 2014

•	First quarter 2015 operating expenses were $2.4 million. Research and development expenses increased to $1 million as a result of the self-funding of our bi-directional switch development efforts, previously funded by the ARPA-E grant, and further development of new products that we expect will contribute to second half 2015 and longer term revenue growth.

•	First quarter 2015 net loss was $2.2 million compared to $1.4 in the same period a year ago as we accelerated our investment in growing the business for the long term.

•	Cash and cash equivalents totaled $6.2 million on March 31, 2015 compared to $7.9 million on December 31, 2014 with no long-term debt outstanding.

"We are pleased with our first quarter 2015 financial results. By achieving 15% gross margins on $1.2 million in revenue we were able to show the leverage inherent to our business model. As a technology company, we continue to invest heavily in research and development with a focus on future growth and generating incremental long-term shareholder value," stated Tim Burns, Chief Financial Officer of Ideal Power.

Business Overview

Ideal Power's patented Power Packet Switching Architecture™ (PPSA) technology enables significant improvements over conventional power converters, thus improving efficiency, reliability, size and installed cost. The Company's products are made from standard industry components, are battery agnostic and are software driven, which provides ultimate flexibility for customers. Ideal Power's current products include 30kW and 125kW 2-port and multi-port PCS based on its internationally patented PPSA technology. These products allow the Company to address several multi-billion dollar vertical markets, including commercial energy storage, integrated storage with solar or wind, and on-grid and off-grid microgrid applications, in addition to non-renewable energy applications.

Ideal Power has formed key relationships with leaders in target vertical markets to support their growth initiatives. New channel relationships are expected to significantly increase penetration into target markets and may be complemented by licensing agreements, enabling high volume and international expansion.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors. To access the call, please use the following information:

Date: Monday, May 4, 2015
Time: 4:30 PM ET, 1:30 PM PT
US dial-in: 1-888-262-8790
International Dial-In: 1-913-312-0721 Passcode: 3703979 (or reference Ideal Power 2015 Q1 Update Call)
Webcast: http://public.viavid.com/player/index.php?id=114258

The webcast replay will be available on the Company's Web site, www.idealpower.com

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including solar photovoltaic generation, electrified vehicle charging, and commercial grid storage. Ideal Power also has a capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release and on the associated conference call that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our statements concerning the relationship between our expanded list of commercial partners and our future growth, our expectations about our future revenue mix, and our expectations concerning new product development and the contribution of new products to future revenue. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the risks that: we will not continue to add new partners to help us broaden our market reach, our commercial relationships with our partners will not enable future growth or the operating results we currently forecast, unanticipated costs or lower-than-anticipated revenue may adversely impact our ability to execute our 2015 operating plan with our existing cash resources, our new channel relationships may not be as successful as we expect and we may not successfully enter into new licensing arrangements regarding our technology, the patents for our technology may not provide adequate protection and we may not be successful in maintaining, enforcing and defending our patents, demand for energy storage products may not grow, demand for our products, which we believe are disruptive, may not develop and we may not be able to compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Media Contact:

Mercom Communications	www.mercomcapital.com
Wendy Prabhu	idealpower@mercomcapital.com
1.512.215.4452

Ideal Power Inc. Investor Relations Contact:

MZ North America	www.mzgroup.us
Matt Hayden	matt.hayden@mzgroup.us
1.949.259.4986

IDEAL POWER INC.

BALANCE SHEETS

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$6,169,375	$7,912,011
Accounts receivable, net	833,470	446,521
Inventories, net	233,961	251,338
Prepayments and other current assets	264,090	263,605
Total current assets	7,500,896	8,873,475
Property and equipment, net	496,473	374,376
Patents, net	1,023,768	1,012,964
Other non-current assets	17,920	17,920
Total assets	$9,039,057	$10,278,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$687,404	$441,636
Accrued expenses	1,017,229	773,119
Total current liabilities	1,704,633	1,214,755

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,066,137 and 7,048,235 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	7,066	7,048
Additional paid-in capital	33,175,444	32,712,020
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(25,845,429)	(23,652,431)
Total stockholders’ equity	7,334,424	9,063,980
Total liabilities and stockholders’ equity	$9,039,057	$10,278,735

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

	For the Quarter Ended March 31,
	2015	2014
Revenues:
Products	$1,197,991	$108,500
Grants	-	182,595
Total revenue	1,197,991	291,095

Cost of revenues:
Products	1,019,501	194,341
Grant research and development costs	-	202,883
Total cost of revenue	1,019,501	397,224

Gross profit (loss)	178,490	(106,129)

Operating expenses:
Research and development	992,232	309,563
General and administrative	910,777	744,968
Sales and marketing	472,952	268,219
Total operating expenses	2,375,961	1,322,750

Loss from operations	(2,197,471)	(1,428,879)

Interest income	4,473	8,137

Net loss	$(2,192,998)	$(1,420,742)

Net loss per share – basic and fully diluted	$(0.31)	$(0.20)

Weighted average number of shares outstanding – basic and fully diluted	7,055,458	6,999,105

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,192,998)	$(1,240,742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,803	9,084
Write-down of inventory	(16,454)	-
Write-off of capitalized patents	69,482	-
Stock-based compensation	353,159	188,574
Fair value of warrants issued for services	25,470	33,960
Decrease (increase) in operating assets:
Accounts receivable	(386,949)	(87,973)
Inventories	33,831	12,058
Prepaid expenses	(485)	(34,498)
Increase (decrease) in operating liabilities:
Accounts payable	245,768	(216,955)
Accrued expenses	244,110	(985)
Net cash used in operating activities	(1,592,263)	(1,337,477)

Cash flows from investing activities:
Purchase of property and equipment	(150,343)	(37,259)
Acquisition of patents	(84,843)	(137,809)
Net cash used in investing activities	(235,186)	(175,068)

Cash flows from financing activities:
Exercise of options and warrants	84,813	(9)
Net cash provided by (used in) financing activities	84,813	(9)

Net decrease in cash and cash equivalents	(1,742,636)	(1,512,554)
Cash and cash equivalents at beginning of period	7,912,011	14,137,097
Cash and cash equivalents at end of the period	$6,169,375	$12,624,543